Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS RECORD REVENUE FOR 2006 FIRST QUARTER

Income, Contract Wins and Pipeline Sequentially Higher

GREENWOOD VILLAGE, Colorado — April 25, 2006 — Today CIBER, Inc. (NYSE: CBR) reported results for the first quarter of 2006.  Revenue of $241.7 million was a CIBER record and well above the high end of guidance ($232-$237 million) provided February 16, 2006; GAAP EPS of $0.07 per share was within the guidance range of $0.07-0.09 per share.

First Quarter Results

Revenue of $241.7 million for the first quarter of 2006 was one percent above 2005’s first quarter of $239.6 million and two percent above the fourth quarter of 2005’s results of $238.1 million.  Adjusting for the sold off IBM business, revenue was up three percent organically on a year-over-year basis.  Further adjusting for foreign currency affects, revenue grew four percent on a year-over-year basis.

Net income for the March quarter of $4.5 million was $3.3 million (42 percent) below the first quarter of 2005, but represented a sequential improvement of $0.9 million (25 percent).  Higher foreign exchange expense and a higher income tax rate (both below operating income) contributed to the year-over-year differences, while higher sequential results were driven by better project execution offset by early in the year higher payroll taxes.

GAAP EPS, including the impact of SFAS 123R, of $0.07 per share for the quarter was a $0.05 per share (42 percent) decrease from 2005’s first quarter, and represented a $0.01 per share (17 percent) improvement from 2005’s fourth quarter.

(in millions, except per share data)	Quarterly Data
	Year Ago	Last Qtr	Current Qtr
	Mar 05	Dec 05	Mar 06
Revenue	$239.6	$238.1	$241.7
Net Income	$7.8	$3.6	$4.5
GAAP EPS	$0.12	$0.06	$0.07

Free Cash Flow:
Net Income	$7.8	$3.6	$4.5
Depreciation	$2.9	$3.0	$2.9
Amortization	$1.6	$1.5	$1.4
Capital Expenditures	$(2.1)	$(2.0)	$(2.6)
Free Cash Flow	$10.2	$6.0	$6.2
Other CF Items*	$(16.7)	$2.5	$(7.7)
Net FCF**	$(6.5)	$8.5	$(1.5)

*“Other” CF Items, from the operating activities portion of the Statement of Cash Flows, vary with timing of receipts and payments and temporarily increase or decrease FCF.

**Net FCF is equal to net cash provided by operating activities from the Statement of Cash Flows, less Capital Expenditures.

Comments on the First Quarter of 2006

“Overall, we are very encouraged with solid revenues and wins for the first quarter.  There were meaningful top-line contributions from all of our practices except Federal, where budget constraints for our Federal Practice solutions persisted.  We continue to be led by our U.S. ERP business, CIBER Enterprise Solutions, which increased revenue year-over-year by 15 percent and operating contribution by 23 percent, and are pleased with upticks in our U.S. Commercial custom solutions practice.  Our new pipeline data is further encouraging,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “We are working hard on improving margins in all our business units and are beginning to see headway in each area.  We were pleased that gross profit and operating income margins improved sequentially for the first time in four quarters, and we are anticipating the same trend in the June quarter.”

First Quarter Accomplishments

•                  CIBER Enterprise Solutions experienced very strong wins, including our largest prime contractor win, jointly with our State & Local Practice and external partners, of approximately $58 million with the Commonwealth of Pennsylvania’s Turnpike Authority, of which approximately 60 percent will be performed by CIBER directly.

•                  CIBER India, in conjunction with one of our U.S. Commercial Practice offices, has been awarded a multi-million dollar, multi-year engagement with Xerox Capital Services.

•                  Additional multiple million dollar wins in our U.S. Commercial Practice in the quarter were Honeywell, Ford Motor Company, Gate Gourmet, Clear Channel and Ameren, among others.

•                  Several renewals of re-competes in our Federal Practice, including Boeing and the USDA, and a new $13 million, five-year outsourcing contract with Womack Medical Center at Ft. Bragg, N.C.

•                  Three wins in our German and Russian SAP Practices exceeding $2 million each and two Dutch contract extensions totaling approximately $8 million.

Record Pipeline & Contract Wins

                The pipeline for U.S.-only operations increased $500 million to an all-time high of $2.4 billion at March 31, 2006, despite strong wins in the first quarter.  Contract wins for the quarter, including European operations, of $380 million were our highest quarter ever and equivalent to one-half of wins for all of 2005.  Of the wins, 60 were $1 million or greater and totaled approximately $225 million, roughly twice year ago levels.  The book-to-bill ratio for the quarter was also a CIBER high of 1.5 to 1.

Outlook

                CIBER currently expects that revenue for the June 2006 quarter will be $239-244 million and that GAAP EPS, including the impact of SFAS 123R, will be $0.10-0.11 per share.  Annual guidance remains unchanged.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 18 countries, with 8,000 employees and annual revenue of more than $950 million, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2006.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
In thousands, except per share data	March 31,
	2005	2006
Consulting services	$231,073	$230,670
Other revenue	8,492	11,073
Total revenue	239,565	241,743

Cost of consulting services	167,913	172,580
Cost of other revenue	4,762	6,493
Selling, general and administrative expenses	51,108	51,549
Amortization of intangible assets	1,580	1,447
Operating income	14,202	9,674
Other expense, net	(1,421)	(2,290)
Income before income taxes	12,781	7,384
Income tax expense	4,984	2,934
Net income	$7,797	$4,450

Earnings per share — diluted	$0.12	$0.07

Weighted average shares — diluted	72,547	62,478

For the three months ended March 31, 2005 and 2006, respectively, earnings per share — basic was $0.12 and $0.07 and weighted average shares — basic were 62,648 and 62,118.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands, except per share data	December 31, 2005	March 31, 2006

Assets
Current assets:
Cash and cash equivalents	$40,661	$32,496
Accounts receivable, net	212,110	215,712
Prepaid expenses and other current assets	17,851	20,096
Income taxes refundable	267	236
Deferred income taxes	4,603	5,107
Total current assets	275,492	273,647

Property and equipment, net	25,388	25,433
Intangible assets, net	434,411	435,205
Other assets	9,276	10,627
Total assets	$744,567	$744,912

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,995	$27,667
Accrued compensation and related liabilities	44,371	46,006
Other accrued expenses and liabilities	47,857	46,439
Income taxes payable	3,887	5,118
Total current liabilities	128,110	125,230

Long-term line of credit — bank	42,638	36,665
Long-term debentures	175,000	175,000
Other long-term liabilities	19,282	21,512
Total liabilities	365,030	358,407

Minority interest	2,930	3,097

Shareholders’ equity	376,607	383,408
Total liabilities and shareholders’ equity	$744,567	$744,912

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
In thousands	2005	2006

Operating activities:	$7,797	$4,450
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,933	2,895
Amortization of intangible assets	1,580	1,447
Stock-based compensation	23	348
Deferred income tax expense	2,054	2,230
Other, net	992	523
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(5,113)	(3,068)
Other current and long-term assets	(2,206)	(3,849)
Accounts payable	(4,120)	(4,529)
Accrued compensation and related liabilities	(484)	1,303
Other accrued expenses and liabilities	(6,556)	(1,890)
Income taxes payable/refundable	(1,281)	1,197
Net cash provided by operating activities	(4,381)	1,057

Investing activities:
Acquisitions, net of cash acquired	(6,405)	—
Purchases of property and equipment, net	(2,127)	(2,567)
Capitalized software development costs	—	(180)
Net cash used in investing activities	(8,532)	(2,747)

Financing activities:
Employee stock purchases and options exercised	1,830	1,757
Purchases of treasury stock	(2,255)	(2,336)
Borrowings (payments) on long-term bank line of credit (net)	(7,996)	(5,973)
Minority shareholder capital contribution	271	—
Payments on term note	(600)	(800)
Excess tax benefits from stock-based payment arrangements	—	28
Net cash used in financing activities	(8,750)	(7,324)
Effect of foreign exchange rate changes on cash	(1,383)	849
Net decrease in cash and cash equivalents	(23,046)	(8,165)
Cash and cash equivalents, beginning of period	44,446	40,661
Cash and cash equivalents, end of period	$21,400	$32,496

Supplemental Information:

CIBER, Inc.

Supplementary Operating Results Analysis

For the Quarters Ended March 31 and December 31, 2005 and March 31, 2006

(unaudited)

($ In millions)

	Three Months Ended
	March 31, 2005		December 31, 2005		March 31, 2006
		% of		% of		% of
Revenue By Divisions	Amount	Revenue	Amount	Revenue	Amount	Revenue

Commercial*	$87.9	37	$87.5	37	$88.3	37
State & Local	31.2	13	31.9	13	32.9	13
U.S. Package	24.9	10	26.5	11	28.6	12
Federal	42.2	18	36.4	15	36.5	15
Europe*	53.4	22	55.8	24	55.4	23
Total	$239.6	100	$238.1	100	$241.7	100

		% of		% of		% of
Operating Income		Revenue		Revenue		Revenue

Commercial*	$7.1	8	$4.3	5	$5.2	6
State & Local	2.3	7	0.1	—	1.9	6
U.S. Package	2.6	10	3.6	14	3.2	11
Federal	5.7	14	3.8	11	3.6	10
Europe*	2.3	4	2.3	4	2.3	4
Corporate Expense	(4.2)	(2)	(4.8)	(2)	(5.1)	(2)
EBITA	$15.8	7	9.3	4	$11.1	5
Amortization Expense	(1.6)	(1)	(1.5)	(1)	(1.4)	(1)
Operating Income	$14.2	6	$7.8	3	$9.7	4

*Commercial includes India’s results and eliminations; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	7,200	7,100	7,100
Total	8,200	8,100	8,100

Utilization (~)	89%	84%	86%

Avg. Hourly Bill Rates (~)	$75.00	$78.00	$78.25